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                                                                    Exhibit 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Cornerstone Realty Income Trust, Inc. on Form S-4 of our report dated January 23, 2003, and February 25, 2003 as to Note 13, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting method for discontinued operations to conform to the Statement of Financial Accounting Standards No. 144) appearing in the Annual Report on Form 10-K of Merry Land Properties, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Atlanta, Georgia
April 7, 2003